Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-297245 on Form S-1 filed on the date herewith of Boost Run Inc. of our report dated March 11, 2026, relating to the consolidated financial statements of Boost Run Inc. as of December 31, 2025 and for the period from September 5, 2025 (inception) through December 31, 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the headings “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

October 8, 2026